INVESTMENT ADVISORY CONTRACT

         THIS INVESTMENT ADVISORY CONTRACT (“Contract”) is made and entered into by and between PERMANENT PORTFOLIO FAMILY OF FUNDS, INC. (“Fund”), a Maryland corporation, and PACIFIC HEIGHTS ASSET MANAGEMENT, LLC (“PHAM” or, “Investment Adviser”), a California limited liability company, with reference to the following facts:

         WHEREAS, Fund, through its shareholders and Board of Directors, including those directors who are not interested persons of Investment Adviser as defined in the Investment Company Act of 1940, as amended (“1940 Act”), and Investment Adviser, through its members and managers, have determined that it would be in the best interests of each of the respective entities to enter into and adopt this Contract.

         NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the parties agree as follows:

Part One: INVESTMENT ADVICE AND OTHER SERVICES

         (1)  Fund hereby retains Investment Adviser, and Investment Adviser hereby agrees, for the duration of this Contract and under the terms and conditions hereinafter set forth: to furnish Fund continuously with suggested investment planning, to provide investment advice with regard to Fund, to prepare and make available to Fund all necessary research and statistical data in connection therewith and to make recommendations with respect to the purchase and sale and the acquisition and disposition of specific securities and other assets by Fund; to furnish Fund all administrative, accounting, clerical, statistical, correspondence and other services required in connection with the administration of the affairs of Fund; to furnish or pay for all supplies, printed material, office equipment, furniture and office space as Fund may require; and to pay or reimburse such expenses of Fund as may be specified in Part Three hereof; subject always to the direction and control of the Board of Directors and the authorized officers of Fund.  Investment Adviser agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein described.  All the foregoing services and materials shall be furnished at the expense of Investment Adviser, except as may be qualified by Part Three hereof.

        (2)  Investment Adviser covenants and agrees that the investment planning, investment advice and recommendations that it furnishes to Fund will be in accordance with the general investment policies and objectives of Fund as disclosed to Investment Adviser from time to time by Fund.

        (3)  Investment Adviser agrees that all of its recommendations or advice relating to the acquisition or disposition of securities or other assets by Fund shall be transmitted to Fund in writing.

        (4)  Fund agrees that it will furnish to Investment Adviser any and all information that Investment Adviser requests with respect to Fund’s actions taken upon all recommendations and advice of Investment Adviser relating to the acquisition and disposition of securities and other assets by Fund, and in all detail required by Investment Adviser.  Fund further agrees to furnish to Investment Adviser any information that Investment Adviser may request with respect to any other purchases or sales of securities or other assets by Fund.

        (5)  It is understood and agreed that in furnishing Fund with investment advice and other services as provided herein, neither Investment Adviser nor any member, manager, employee or agent thereof shall be held liable to Fund or its creditors or shareholders for errors of judgment or for any acts or omissions by it, except those involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under the terms of this Contract.  It is further understood and agreed that Investment Adviser shall not be accountable for any loss suffered by Fund by reason of Investment Adviser’s action or non-action on the basis of any advice, recommendation or approval of Investment Adviser, its members, managers, employees or agents made in accordance with the preceding sentence.

Part Two: COMPENSATION TO INVESTMENT ADVISER

         (1)  Fund covenants and agrees to pay to Investment Adviser and Investment Adviser covenants and agrees to accept from Fund, in full payment for all investment advice, material and other services furnished, for the use of all facilities and equipment and for all expenses paid or reimbursed by Investment Adviser hereunder, fees for each calendar year at the following annual rates of total average daily net assets, to be computed for each day of each such year on the basis of net assets as of the close of business on the next preceding full business day (“Advisory Fee”):

        For each Portfolio of Fund, 1 3/16% (1.1875%) of the first $200 million of the Portfolio’s average daily net assets; 7/8 of 1% (0.8750%) of the next $200 million of the Portfolio’s average daily net assets; 13/16 of 1% (0.8125%) of the next $200 million of the Portfolio’s average daily net assets; and 3/4 of 1% (0.7500%) of all of the Portfolio’s average daily net assets in excess of $600 million.

        In the case of the suspension of the computation of net asset value, Advisory Fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed.  As used herein, “net assets” as of the close of a full business day shall reflect all transactions in shares of Fund recorded on the books of Fund for that day.

         (2)  Advisory Fee shall be paid on a monthly basis. Accrual of Advisory Fee shall commence as to any Portfolio of Fund as of the effective date of this Contract as to that Portfolio, and in the event of the termination of this Contract, Advisory Fee accrued shall be prorated on the basis of the number of days that this Contract is in effect during the month with respect to which such payment is made.

        (3)  Advisory Fee shall be paid in cash by Fund to Investment Adviser within five (5) business days after the last day of each month.

        (4)  Advisory Fee shall be reduced for each fiscal year in the amount by which aggregate annual expenses of Fund for that fiscal year exceeds any applicable statutory or regulatory limitations, determined monthly.

Part Three: ALLOCATION OF EXPENSES

         Investment Adviser agrees to pay, causes to be paid or reimburses Fund for all its ordinary operating expenses during the period of this Contract except:

                 (a)  Fees payable to Investment Adviser for its services under this Contract.

                 (b)  All fees, costs, expenses and allowances payable to any person, firm or corporation in relation to Fund’s investments, including interest on borrowings.

                 (c)  All taxes of any kind payable by Fund.

                 (d)  All brokerage commissions and charges in the purchase and sale of Fund’s assets.

                 (e)  All salaries, fees and expenses of directors and officers of Fund.

                 (f)  All extraordinary fees, costs and expenses of Fund, including any fees, costs and expenses associated with litigation, governmental investigations or administrative proceedings, including the costs of any settlements.

Part Four: MISCELLANEOUS

         (1)  Investment Adviser shall be deemed to be an independent contractor and, except as expressly provided for or authorized in this Contract, shall have no authority to act for or represent Fund.

        (2)  A “full business day” shall be defined as a day with respect to which the New York Stock Exchange is open for business, and with respect to which the actual time of closing of such Exchange is that time which shall have been scheduled for such closing in advance of the opening of such Exchange.  The “close of business” shall be defined as the time of closing of the New York Stock Exchange.

        (3)  Fund recognizes that Investment Adviser may in the future render investment advice and other services to other investment companies, which may or may not, have investment policies and investments similar to those of Fund.   Investment Adviser and or one or more of its members, managers, employees or agents may manage its own investments and those of its subsidiaries and affiliates, if any.  Investment Adviser and or one or more of its members, managers, employees or agents shall be free to render such investment advice and other services and Fund hereby consents thereto.

        (4)  Neither this Contract, nor any transaction executed pursuant hereto, shall be invalidated or in any way affected by the fact that directors, officers, employees, agents or shareholders of Fund are or may be interested in Investment Adviser, or any successor or assignee thereof, as members, managers, employees, agents or otherwise; that members, managers, employees and or agents of Investment Adviser are or may be interested in Fund as directors, officers, employees, agents, shareholders or otherwise; or that Investment Adviser, or any successor or assignee thereof, is or may be interested in Fund as a shareholder or otherwise; provided however, that neither Investment Adviser nor any of its members, managers, employees or agents, nor any director, officer, employee or agent of Fund shall sell to or buy from Fund, any property or security other than shares issued by Fund, except in accordance with an applicable statute, regulation, exemption or order of the United States Securities and Exchange Commission.

        (5)  Any notice under this Contract shall be given in writing and shall be addressed, delivered or mailed postpaid, to the party to this Contract entitled to receive such notice, at each party’s principal place of business in San Francisco, California, or to such other address as either party may designate in writing mailed to the other.

        (6)  Investment Adviser agrees that no member, manager, employee or agent of Investment Adviser will act for, or on behalf of, Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

                 (a)  Members, managers, employees or agents of Investment Adviser from having a financial interest in Fund or in Investment Adviser.
                 (b)  The purchase of securities or other assets for Fund, or the sale of securities or other assets owned by Fund, through a securities broker or dealer, one or more of whose shareholders, partners, directors, officers, agents or employees is a member, manager, employee or agent of Investment Adviser, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

        (7)  Investment Adviser agrees that, except as herein otherwise expressly provided, neither it nor any of its members, managers, employees or agents shall, at any time during the period of this Contract, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by Fund) or other assets by or for Fund.

        (8)  The Board of Directors of Fund may adopt such provisions and obtain such insurance as they deem to be in the best interests of Fund to indemnify and hold harmless the directors, officers and employees of Fund and the members, managers and employees of Investment Adviser against liability for their acts or omissions on behalf of Fund, except those acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of their obligations or duties to Fund; provided, however, that such insurance provides merely for payment to Fund of any damages caused by such persons and for subrogation of the insurer to the rights of Fund to recover from such persons.

        (9)  PHAM has the right to copy and use for any purpose whatsoever, all mailing or shareholder lists generated during its term as, or in the course of its services as, investment adviser to Fund.  Fund may not otherwise disclose such lists, except as it may be required to do so by law.

        (10)  Fund agrees that each investor in Fund shall pay Investment Adviser a one-time account start-up fee of thirty-five dollars ($35), or such other amount as may from time to time be agreed upon between Fund and Investment Adviser. Fund further agrees to arrange, to the extent practical, for the collection of this fee.

        (11)  If any provision of this Contract shall be held or made invalid, illegal or unenforceable by any judicial decision, statute, rule or otherwise, the remaining provisions of this Contract shall not be affected thereby and shall remain in full force and effect as if the invalid, illegal or unenforceable provision had not been included herein.

        (12)  This Contract shall be governed by and construed in accordance with the laws of the State of California.

Part Five: RENEWAL AND TERMINATION

        (1)  This Contract shall continue in effect for two (2) years upon execution, and shall continue from year to year thereafter, unless and until terminated by either party as hereinafter provided, except that such continuance thereafter shall be specifically approved as to any Portfolio of Fund at least annually: (i) by the Board of Directors of Fund or by a vote of the majority of the outstanding voting shares of that Portfolio; and (ii) by the vote of a majority of the directors who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  As used in this paragraph, the term “interested person” shall have the same meaning as set forth in the 1940 Act.

        (2)  This Contract may be terminated with respect to any Portfolio, by either Fund or Investment Adviser, at any time by giving the other party sixty (60) days’ previous written notice of such intention to terminate; provided that any such termination shall be made without the payment of any penalty, and provided further that such termination may be effected on behalf of any Portfolio of Fund, either by the Board of Directors of Fund or by a vote of the majority of the outstanding voting shares of that Portfolio.

        (3)  The term “the majority of the outstanding voting shares” for the purposes of this Contract shall be the vote at a shareholders’ annual meeting, or a special meeting duly called for that purpose, of sixty-seven percent (67%) or more of such shares present at such meeting if the holders of more than fifty percent (50%) of such outstanding voting shares are present or represented by proxy at the meeting, or more than fifty percent (50%) of such outstanding shares, whichever is less.  During such times as Fund issues two or more classes or series of stock, such matters shall be deemed to be effectively acted upon with respect to any such class or series if a majority of the outstanding voting shares of such class or series votes for the approval of such matter, notwithstanding: (a)  that such matter has not been approved by the holders of a majority of the outstanding voting shares of any other class or series affected by such matter; and (b)  that such matter has not been approved by the vote of a majority of the outstanding voting shares of Fund.

        (4)  This Contract shall terminate in the event of its assignment, the term “assignment” for this purpose having the same meaning as set forth in the 1940 Act.

        This Contract shall become effective as to all Portfolios upon approval by the majority of the respective outstanding voting shares of all Portfolios.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Contract on November 24, 2002.

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

By /s/ Terry Coxon
           Terry Coxon, President

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

By /s/ Michael J. Cuggino
           Michael J. Cuggino, Manager